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April 5, 2006

To Our Stockholders:

        On behalf of our Board of Directors, we are pleased to invite you to attend the ExpressJet Holdings, Inc. 2006 Annual Meeting of Stockholders. As indicated in the attached notice, the meeting will be held at the Crowne Plaza Houston-Downtown hotel, 1700 Smith Street, Houston, Texas on Wednesday, May 3, 2006, at 10:00 a.m., local time. At the meeting, we will act on the matters described in the attached proxy statement and there will be an opportunity to discuss other matters of interest to you as a stockholder.

        Please vote by internet or telephone proxy as described in the attached proxy statement, even if you plan to attend the meeting in person. Alternatively, you may date, sign and mail the enclosed proxy in the envelope provided. We look forward to seeing you in Houston.

                      Sincerely,

                      James B. Ream
                       President and Chief Executive Officer

EXPRESSJET HOLDINGS, INC.
1600 Smith Street, HQSCE
Houston, Texas 77002

Notice of 2006 Annual Meeting of Stockholders
to be held May 3, 2006

        The 2006 Annual Meeting of Stockholders of ExpressJet Holdings, Inc. will be held at the Crowne Plaza Houston-Downtown hotel, 1700 Smith Street, Houston, Texas on Wednesday, May 3, 2006, at 10:00 a.m., local time, for the following purposes:

  1.
  To elect three Class II directors to serve terms expiring at the 2009 annual stockholders meeting;

  2.
  To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the company and its subsidiaries for 2006; and

  3.
  To consider and act upon any other matters that may properly come before the annual meeting or any adjournment or postponement thereof.

        The holders of record of the company's common stock at the close of business on March 22, 2006 are entitled to notice of and to vote at the meeting.

                            Sincerely,

                            Scott R. Peterson
                                                  Secretary

Houston, Texas
April 5, 2006

        Please authorize your proxy and direct your vote even if you plan to attend the meeting in person. You may do so by internet or telephone as described in the attached proxy statement. Alternatively, you may date, sign and mail the enclosed proxy and return it promptly by mail in the envelope provided. If you mail the proxy, no postage is required if mailed in the United States. If you do attend the meeting in person and want to withdraw your proxy, you may do so as described in the attached proxy statement and vote in person on all matters properly brought before the meeting.

Table of Contents

Letter to Stockholders
Notice of Annual Meeting

EXPRESSJET HOLDINGS, INC.
1600 Smith Street, HQSCE
Houston, Texas 77002

PROXY STATEMENT

2006 Annual Meeting of Stockholders
to be held May 3, 2006

THE MEETING

Purpose, Place, Date and Time

        We are providing this proxy statement to you in connection with the solicitation on behalf of our board of directors of proxies to be voted at the company's 2006 annual stockholders meeting or any adjournment or postponement of that meeting (the "Meeting"). The Meeting will be held at the Crowne Plaza Houston-Downtown hotel, 1700 Smith Street, Houston, Texas on Wednesday, May 3, 2006, at 10:00 a.m., local time, for the purposes set forth in the accompanying Notice of 2006 Annual Meeting of Stockholders. This proxy statement, and the accompanying proxy and 2005 Annual Report, are being first mailed or otherwise delivered to stockholders on or about April 5, 2006.

Record Date; Stockholders Entitled to Vote; Quorum; Vote Required

        Holders of record of our common stock at the close of business on March 22, 2006, the record date for the Meeting, are entitled to notice of and to vote at the Meeting. At the close of business on the record date, ExpressJet had 54,101,930 shares of common stock outstanding. Subject to certain limitations on voting by non-U.S. citizens (defined below), each share of our common stock is entitled to one vote per share on the matters proposed.

        A quorum of stockholders (those holding a majority of the outstanding common stock and attending personally or represented by proxy) is necessary for a valid meeting. Abstentions and broker non-votes will be included in determining the number of shares present at the Meeting for the purpose of determining the presence of a quorum. (Broker non-votes occur when brokers or other nominees who hold shares for another are not permitted under stock exchange rules to vote on a matter without instructions from beneficial owners of the shares and no instructions are given.) Brokers are permitted to vote on the election of directors and the ratification of auditors without instructions from beneficial owners, so we do not anticipate any broker non-votes at the Meeting.

        Elections for directors are determined by a plurality of the votes cast. Accordingly, directors who receive the highest number of votes cast will be elected. Ratification of the appointment of independent auditors requires approval by a majority of the votes cast on the proposal. Abstentions will not be (and any broker non-votes would not be) included in the number of votes cast on a matter and thus will not be taken into account in determining the approval of these proposals.

Voting of Proxies

        Although you may use the enclosed postage-paid envelope to return the proxy or voting form that accompanies this proxy statement, we would prefer that you instead vote by internet or telephone if possible, which saves the company money. Please note that the telephonic voting procedures described below are not available for shares held by non-U.S. citizens.

        Shares Held of Record.    Stockholders with shares registered in their names at Mellon Investor Services LLC, our transfer agent and registrar, may authorize a proxy by internet at the following internet address: http://www.proxyvoting.com/xjt, or by telephone by calling Mellon at 1-866-540-5760. Proxies submitted through Mellon by internet or telephone must be received by 11:59 p.m. Eastern time on May 2, 2006. Giving such a proxy will not affect your right to vote in person if you decide to attend the Meeting.

        Shares Held in a Bank or Brokerage Account. A number of banks and brokerage firms participate in a program (separate from that offered by Mellon Investor Services) that also permits stockholders to direct their vote by internet or telephone. If your shares are held in an account at such a bank or brokerage, you may direct the voting of those shares by internet or telephone by following the instructions on their enclosed voting form. Votes directed by internet or telephone through such a program must also be received by 11:59 p.m. Eastern time on May 2, 2006. Directing your vote in this manner will not affect your right to vote in person if you decide to attend the Meeting; however, you must first request a legal proxy either on the internet or the voting form that accompanies this proxy statement. Requesting a legal proxy prior to the deadlines described above will automatically cancel any voting directions you have previously given by internet or by telephone with respect to your shares.

        The internet and telephone proxy procedures are designed to authenticate stockholders' identities, allow stockholders to give their proxy instructions, and confirm that those instructions have been properly recorded. Stockholders authorizing proxies or directing the voting of their shares by internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, that must be borne by the stockholder.

Revocation of Proxies

        You can revoke your proxy before it is exercised at the Meeting in any of three ways:

  •
  by submitting written notice to our Secretary before the Meeting that you have revoked your proxy;

  •
  by timely submitting another proxy by internet, telephone or mail that is later dated and, if by mail, that is properly signed; or

  •
  by voting in person at the Meeting, provided you have a valid proxy to do so if you are not the record holder of the shares.

Expenses of Solicitation

        ExpressJet will bear the costs of the solicitation of proxies. In addition to the solicitation of proxies by mail, proxies may also be solicited by internet, telephone, telegram, fax and in person by regular employees and directors of the company, none of whom will receive additional compensation therefor, and by Mellon Investor Services, which the company has retained to assist in soliciting proxies for a fee estimated not to exceed $4,000 plus reasonable out-of-pocket expenses. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy soliciting materials to beneficial owners, and we will reimburse them for their reasonable out-of-pocket expenses incurred in doing so.

Other Matters To Be Acted on at the Meeting

        At the Meeting, we will act only on the matters indicated on the accompanying Notice and on procedural matters related to the Meeting.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE PROPOSALS CONTAINED IN THIS PROXY STATEMENT.

VOTING RIGHTS AND PRINCIPAL STOCKHOLDERS

        We have only one class of voting securities outstanding, common stock, which is entitled to one vote per share subject to the following limitations. Under U.S. law, no more than 25% of the voting stock of a U.S. air carrier such as the company's wholly owned subsidiary, ExpressJet Airlines, Inc., may be owned or controlled, directly or indirectly, by persons who are not U.S. citizens. Consequently, the company must be a U.S. citizen. For these purposes, a "U.S. citizen" means:

  •
  an individual who is a citizen of the United States;

  •
  a partnership, each partner of which is an individual who is a citizen of the United States; or

  •
  a corporation or association organized under the laws of the United States or a state, the District of Columbia, or a territory or possession of the United States, of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, which is under the actual control of citizens of the United States, and in which at least 75% of the voting interest is owned or controlled by persons who are citizens of the United States.

The U.S. Department of Transportation has broad authority to determine on a case-by-case basis whether an air carrier is effectively owned and controlled by citizens of the United States. Our certificate of incorporation provides that no shares of capital stock may be voted by or at the direction of persons who are not U.S. citizens unless such shares are registered on a separate stock record. Our bylaws further provide that no shares will be registered on this record if the amount so registered would exceed U.S. foreign ownership restrictions.

Beneficial Ownership of Common Stock by Certain Persons

        The following table sets forth, as of March 22, 2006 (except as noted below), information available to us with respect to persons that beneficially own more than five percent of any class of our voting securities.

Name and Address of Beneficial Holder	Title of Class	Number of Shares	Percent of Class
Barclays Global Investors, NA(1) 45 Fremont Street San Francisco, CA 94105	Common Stock	9,066,358	16.8%
FMR Corp.(2) 82 Devonshire Street Boston, MA 02109	Common Stock	5,592,906	10.3%
State Street Bank & Trust Company(3) 1 Lincoln Street Boston, MA 02110	Common Stock	5,075,606	9.4%
Continental Airlines, Inc.(4) 1600 Smith Street, Dept. HQSEO Houston, TX 77002	Common Stock	4,654,875	8.6%

(1)
Pursuant to a Schedule 13G filed on January 26, 2006, Barclays Global Investors, N.A. (together with certain of the following related entities—none of which beneficially owned 5% or more of our outstanding common stock: Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Trust and Banking Company Limited) reported that it had sole voting power as to 8,445,132 and sole dispositive power as to 9,066,358 shares of our common stock as of December 31, 2005.

(2)
Pursuant to a Schedule 13G filed on February 14, 2006, FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson reported that FMR Corp. and Mr. Johnson, through their control of FMR's wholly owned subsidiaries, Fidelity Management & Research Company and Fidelity Management Trust Company, had sole voting power as to 119,800 shares and sole dispositive power as to 5,592,906 shares of our common stock. The Schedule 13G also states that Fidelity Management & Research Company, as a result of acting as investment adviser to various investment companies, is the beneficial owner of 5,473,106 shares or 10.1%, of our common stock, and that the Fidelity Low Priced Stock Fund is the beneficial owner of 5,464,206 or 10.1% of our common stock. The address of each such owner is 82 Devonshire Street, Boston, Massachusetts 02109. The 13G indicates that neither FMR nor Mr. Johnson, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds. The 13G indicates that none of the other reporting entities own 5% or more of our common stock. According to the Schedule 13G, Mr. Johnson and Ms. Johnson and various family members, through their ownership of FMR Class B common stock and the execution of a shareholders' voting agreement, may be deemed to form a controlling group with respect to FMR Corp.

(3)
Pursuant to a Schedule 13G/A filed on February 14, 2006, State Street reported that it has sole voting power and shared dispositive power over 5,075,606 shares of our common stock in various fiduciary capacities on behalf of other parties.

(4)
Pursuant to a Schedule 13G/A filed on November 18, 2005, Continental reported that it has sole voting and dispositive power over all such shares.

Beneficial Ownership of Common Stock by Directors and Executive Officers

        The following table shows, as of March 22, 2006, the number of shares of our common stock beneficially owned by each of our current directors and nominees, our executive officers named below in the Summary Compensation Table, and all executive officers and directors as a group. Except as indicated below, each individual listed below has sole voting and dispositive power over the shares beneficially owned by such individual.

Name of Beneficial Holder	Amount and Nature of Beneficial Ownership		Percent of Class
George R. Bravante, Jr.	8,000	(1)	*
Janet M. Clarke	18,000	(2)	*
Frederick S. Cromer	191,250	(3)	*
Kim A. Fadel	16,000	(2)	*
Jerry E. Losness	189,750	(4)	*
Scott R. Peterson	123,750	(5)	*
James B. Ream	432,500	(6)	*
Richard Reitz	8,000	(1)	*
Richard F. Wallman	13,000	(7)	*
All executive officers and directors as a group (9 persons)	1,004,250	(8)	1.8

*
Indicates ownership of less than one percent of the outstanding shares of our common stock.

(1)
Includes 4,000 shares that may be purchased under options exercisable within 60 days.

(2)
Includes 14,000 shares that may be purchased under options exercisable within 60 days.

(3)
Includes 166,250 shares that may be purchased under options exercisable within 60 days.

(4)
Includes 161,250 shares that may be purchased under options exercisable within 60 days.

(5)
Includes 101,250 shares that may be purchased under options exercisable within 60 days.

(6)
Includes 360,000 shares that may be purchased under options exercisable within 60 days.

(7)
Includes 9,000 shares that may be purchased under options exercisable within 60 days.

(8)
Includes 835,750 shares that may be purchased under options exercisable within 60 days.

GENERAL INFORMATION

Board of Directors

        Our board of directors currently consists of six persons, four of whom have been affirmatively determined by the board to be independent and to have no material relationship with the company or its management under the standards set forth in the Corporate Governance Guidelines adopted by our board and the applicable rules of the New York Stock Exchange ("NYSE") and the Securities and Exchange Commission ("SEC"). The directors determined to be independent under these standards are Ms. Clarke, and Messrs. Bravante, Fadel and Wallman; none of these directors has any relationship with the company or its management other than their positions as directors. Messrs. Ream and Reitz are not considered independent because Mr. Ream is an executive of the company, and the spouse of Mr. Reitz served during 2003 as an executive of Continental Airlines, then the parent of the company. The Guidelines are available on our website at www.expressjet.com and are available in print to any stockholder who sends a written request to our Secretary at our principal executive offices. As to independence, the Guidelines provide as follows:

          "The Board defines 'independent director' in accordance with Section 303A.02 of the New York Stock Exchange Listed Company Manual. Because it is not possible to anticipate, or explicitly provide for, all circumstances that might signal potential conflicts of interest, or that might bear on the materiality of a director's relationship to a listed company, the Board is responsible for affirmatively determining that each independent director has no material relationship with the Company or its affiliates (either directly as a partner, stockholder or officer of an organization that has a relationship with the Company). A relationship will be considered 'material' if in the judgment of the Board it would interfere with the director's independent judgment, and the Board will consider the issue not merely from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation."

Board Meetings, Attendance and Communications

        Regular meetings of our board of directors are typically held five times per year, and special meetings are scheduled when required. The board held 12 meetings in 2005. During 2005, each director attended at least 75% of the aggregate of the total number of meetings of the board and each committee of which he or she was a member, which were held during the period that person was a director or committee member. Although we have no formal policy relating to directors' attendance at the annual stockholders meeting, the annual meeting of our board typically follows the stockholders meeting and it is anticipated that directors will attend both meetings. All of our directors attended our 2005 stockholders meeting.

        The non-management members of our board of directors met in executive session twice during the last year (i.e., a session not including our CEO) and, in accordance with the board's Corporate

Governance Guidelines, do so each year. The Guidelines also require that one of those sessions be comprised solely of the independent directors each year. As set forth in the Guidelines, the director that presides at these sessions rotates among the non-management members of the board in order of seniority (or age, in the case of directors of equal seniority).

        Stockholders or others desiring to communicate directly with the non-management directors or with any individual director may direct their correspondence to the director(s) at the company's address set forth above or may do so electronically at the following email address: xjtinternalaudit@expressjet.com. (Please indicate in the subject line which directors are the intended recipients.) The company's Secretary reviews all such correspondence and regularly forwards it to the pertinent directors if it relates to the functions of the board or its committees. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal audit department and handled in accordance with procedures established by the board's Audit Committee.

Committees of the Board

        Audit Committee.    The committee met eight times in 2005 and is comprised of three directors determined by the board to be independent and financially literate (as defined in applicable SEC and NYSE rules): Mr. Wallman, who chairs the committee, Ms. Clarke and Mr. Bravante. The board of directors has determined that Mr. Wallman qualifies as an audit committee financial expert (as defined in applicable SEC rules) and that his simultaneous service on the audit committees of three other public companies does not impair his ability to serve effectively on our Audit Committee.

        The board of directors has adopted a written charter for the Audit Committee, a copy of which is available on our website at www.expressjet.com and is available in print to any stockholder who sends a written request to our Secretary at our principal executive offices. As described in greater detail in the charter, the Audit Committee has responsibility to oversee the company's accounting and financial reporting processes as well as reviews of our interim financial statements and audits of our annual financial statements. The committee has the authority to appoint and otherwise oversee the retention, independence, compensation and work of our independent auditors and to authorize any audit, audit-related or non-audit services that, in the committee's discretion, are deemed appropriate. The committee reviews with management and the company's independent auditors the effectiveness of the accounting and financial controls of the company and its subsidiaries, and reviews and discusses the company's audited financial statements with management and the independent auditors. See "Report of the Audit Committee" below.

        Human Resources Committee.    The committee met six times in 2005 and is comprised of two directors determined by the board to be independent (as defined in applicable NYSE rules): Ms. Clarke, who chairs the committee, and Mr. Fadel. Pursuant to its charter, which is available on our website at www.expressjet.com and is available in print to any stockholder who sends a written request to our Secretary at our principal executive offices, the committee has the authority to act on behalf of the board of directors with respect to all matters relating to the employment of senior officers by ExpressJet and its subsidiaries, including approval of compensation, benefits, incentives and employment agreements. See "Executive Compensation Report of the Human Resources Committee" below. The committee is also charged with overseeing the company's general compensation structure and administering the company's bonus, incentive and other compensation plans when so directed by the board.

        Nominating and Corporate Governance Committee.    The committee, the charter of which is available on our website at www.expressjet.com and is available in print to any stockholder who sends a written request to our Secretary at our principal executive offices, met eight times in 2005 and is comprised of three directors determined by the board to be independent (as defined in applicable NYSE rules): Mr. Fadel, who chairs the committee, and Messrs. Bravante and Wallman. The committee is responsible for identifying individuals qualified to become members of the board of directors and recommending the slate of directors to be nominated by the board at the annual meeting of stockholders or any director to fill a vacancy on the board. The committee will consider nominations from stockholders; any stockholder desiring to submit a nomination to the committee, should send the recommendation, together with appropriate background and contact information, to the Secretary of the company at the company's address set forth above. Please refer to "2007 Annual Meeting" below for information regarding submitting a nomination for the 2007 Annual Meeting of Stockholders.

        The director-qualification criteria established in the Corporate Governance Guidelines include the following and are applied by the committee to candidates nominated by stockholders and those originating with the board:

  (a)
  reputation, integrity and (for non-management directors) independence;

  (b)
  business, government or other professional experience and acumen;

  (c)
  the number of other public companies for which the person serves as a director and the availability of the person's time and commitment to the company;

  (d)
  diversity;

  (e)
  knowledge of a major geographical area in which the company operates (such as a hub) or another area of the company's operational environment;

  (f)
  age (it being the policy of the company that no person shall be nominated by the board to serve as a director, or be elected by the board to fill a vacancy on the board, if that person is, or would be on the date of his or her election, age 70 or older);

  (g)
  tenure as a member of the company's board; and

  (h)
  the director's history of attendance at board and committee meetings and the director's preparation for and participation in such meetings (in the case of directors currently serving on the board).

Candidates may be identified by the committee through current board members or other stockholders or persons. During the past year, the committee retained a third-party executive search firm to assist the committee in the process of identifying and evaluating potential nominees for the board. These candidates, including those recommended by stockholders, are evaluated according to the criteria described above at regular or special meetings of the committee, and may be considered at any time during the year. If any materials are provided by a candidate or other party in connection with the nomination of a director candidate, those materials are reviewed by the committee in evaluating that candidate.

        In addition, the committee recommends the directors to be appointed to committees of the board (other than the committee itself), including in the event of vacancies, the compensation and benefits of non-management members of the board. The committee developed, and the board adopted, the Corporate Governance Guidelines discussed above. The committee also oversees the evaluation of the performance of the board and its committees.

Compensation of Directors

        Members of the board of directors who are not employees of the company ("outside directors") receive an annual retainer of either $30,000 per year, $40,000 if they chair a committee of the board, or $60,000 if elected chairman of the board. In addition, a director determined by the board to qualify as an audit committee financial expert (and elected to the Audit Committee) receives an additional $10,000 retainer.

        Outside directors receive meeting fees for board and committee meetings (other than Audit Committee meetings physically attended) as follows: $2,000 for each meeting physically attended ($3,000 for the chairman of the board or the particular committee, as applicable), and $1,000 for telephonic board and $500 for telephonic committee participation. Audit Committee members receive $5,000 for each meeting of the committee physically attended ($7,500 for the chairman).

        Outside directors also receive 2,000 restricted shares of our common stock and stock options to purchase 2,000 shares of such stock upon their initial election to the board and following each annual meeting of stockholders. The options bear exercise prices equal to the fair market value of the stock on the grant date. Both the restricted shares and options have historically vested six months following their award.

        In addition, outside directors receive flight benefits on our flights during their term as a director, as well as access to Continental Airlines' Presidents Clubs, elite status in Continental's frequent flyer program and positive space travel on our flights by the director, the director's family and a limited number of other individuals (which is taxable to the director, subject to our reimbursement of some of the taxes). During 2005, the value we imputed to the use of these flight benefits, including the tax reimbursement, varied by director, but did not exceed $4,400 for any of these directors. In addition, outside directors receive passes permitting a certain amount of positive space travel, as well as space available travel, on Continental at no cost to ExpressJet.

        Directors receive reimbursement of expenses incurred in attending meetings. No members of our board of directors, other than Mr. Ream, whose compensation is described below, were paid any compensation in 2005 for their services as a director of the company other than the standard compensation arrangement for directors and reimbursements of expenses.

Executive Officers

        The following table sets forth information with respect to our executive officers:

Name, Age and Position	Term of Office and Business Experience
JAMES B. REAM, age 50, President, Chief Executive Officer and Director	Mr. Ream has been Chief Executive Officer since July 2001 and has been President and a director since October 1999. He joined Continental Airlines in 1994 as Vice President—Finance, responsible for accounting, financial planning and analysis. Mr. Ream was President and Chief Operating Officer from 1996 to 1998 of Continental Micronesia, Inc. and Senior Vice President—Asia for Continental Airlines from 1998 to 1999. Prior to joining Continental, he held various positions within the finance department of American Airlines, Inc.

FREDERICK S. CROMER, age 41, Vice President and Chief Financial Officer
Mr. Cromer has been Vice President and Chief Financial Officer since July 1997. He was Staff Vice President—Fleet Planning for Continental Airlines from 1995 to 1997. Prior to joining Continental Airlines, Mr. Cromer held various finance and fleet planning positions within Northwest Airlines.
JERRY E. LOSNESS, age 66, Vice President and Chief Operating Officer
Mr. Losness has been Vice President and Chief Operating Officer since February 1996. He was Senior Vice President and General Manager from 1993 to 1995, Regional Vice President of the Houston hub from 1992 to 1993 and Chief Financial Officer from October 1990 to 1992.
SCOTT R. PETERSON, age 44, Vice President, General Counsel and Secretary
Mr. Peterson has been Vice President, General Counsel and Secretary since October 2003. Prior to joining our company, he was employed by Continental Airlines as Managing Attorney—Corporate and Assistant Secretary from 2001 to 2003.

Compensation of Executive Officers

        The following tables set forth the aggregate amount of remuneration we paid during 2005, 2004 and 2003 to the chief executive officer and our other executive officers and specified information relating to shares of restricted stock and stock options awarded to these employees.

Summary Compensation Table

Long-Term Compensation
					Awards		Payouts
Annual Compensation
Restricted Stock Awards(3)
Name and Principal Position	Year	Salary(1)	Bonus	Other Annual Compensation(2)		Securities Underlying Options	LTIP Payouts		All Other Compensation
James B. Ream President and Chief Executive Officer	2005 2004 2003	$349,733 408,004 408,004	$224,400 264,000 264,000	$28,307 27,171 31,942	$229,150 126,600 —	72,500 25,000 35,000	$	— — —	$29,962 28,111 4,742	(4) (5)
Frederick S. Cromer Vice President and Chief Financial Officer	2005 2004 2003	$250,051 257,926 215,374	$120,978 125,582 104,519	$33,008 26,063 24,799	$178,825 94,950 —	50,000 15,000 30,000	$	— — —	$17,768 13,721 3,119	(4) (5)
Jerry E. Losness Vice President and Chief Operating Officer	2005 2004 2003	$216,390 226,628 211,912	$104,693 110,138 101,970	$39,874 50,144 23,474	$150,975 94,950 —	45,000 15,000 30,000	$	— — —	$48,814 46,009 9,837	(4) (5)
Scott R. Peterson Vice President, General Counsel and Secretary (6)	2005 2004 2003	$201,964 209,850 30,027	$86,856 90,750 79,200	$34,662 37,336 1,900	$150,975 94,950 —	45,000 15,000 60,000	$	— — —	$21,353 19,996 3,488	(4) (5)

(1)
Effective April 1, 2005, the base salary of each of the executives was reduced as discussed below in the Executive Compensation Report of the Human Resources Committee, and each of the officers received a grant of restricted shares and options.

(2)
Represents the value of travel benefits and a corresponding tax adjustment provided to executives. For Mr. Ream, the value of the travel benefit was $16,984, $16,302 and $19,165 for 2005, 2004 and 2003, respectively, and the tax adjustment was $11,323, $10,869 and $12,777. For Mr. Cromer, the value of the travel benefit was $19,804, $15,637 and $14,879 for 2005, 2004 and 2003, respectively, and the tax adjustment was $13,204, $10,426 and $9,920. For Mr. Losness, the value of the travel benefit was $24,399, $30,086 and $14,084 for 2005, 2004 and 2003, respectively, and the tax adjustment was $15,475, $20,058 and $9,390. For Mr. Peterson, the value of the travel benefit was $21,992, $22,401 and $1,140 for 2005, 2004 and 2003, respectively, and the tax adjustment was $12,630, $14,935 and $760.

(3)
Determined based on the closing price of the common stock on the dates the restricted shares were granted. At the end of 2005, the number of restricted shares held by Messrs. Ream, Cromer, Losness and Peterson was 30,000, 23,125, 20,625 and 20,625, respectively, and the year-end values of the shares were $242,700, $187,081, $166,856 and $166,856, respectively, based on the December 30, 2005 closing price of the common stock of $8.09. Mr. Ream has 12,500 shares scheduled to vest ratably on April 1, 2006, 2007 and 2008 ("Vesting Schedule A"); 7,500 shares scheduled to vest ratably on May 5, 2006, 2007 and 2008 ("Vesting Schedule B"); and 10,000 shares scheduled to vest ratably on May 11, 2006, 2007, 2008 and 2009 ("Vesting Schedule C"). Mr. Cromer has 10,000 shares subject to Vesting Schedule A; 5,625 subject to Vesting Schedule B; and 7,500 subject to Vesting Schedule C. Messrs. Losness and Peterson each have 7,500 shares subject to Vesting Schedule A; 5,625 subject to Vesting Schedule B; and 7,500 subject to Vesting Schedule C. Although we have paid no dividends on our common stock, any dividends would be payable upon both vested and non-vested shares.

(4)
Represents (i) matching contributions to 401(k) plan for each of Messrs. Ream, Cromer, Losness and Peterson in the amount of $16,800, $16,275, $18,128 and $11,550, respectively, and (ii) allocations (including deemed interest on these allocations) on behalf of such individuals to the company's supplemental retirement plan in the amounts of $13,162, $1,493, $30,686 and $9,803, respectively.

(5)
Represents (i) matching contributions to 401(k) plan for each of Messrs. Ream, Cromer, Losness and Peterson in the amount of $14,350, $12,300, $16,400 and $10,550, respectively, and (ii) allocations (including deemed interest on these allocations) on behalf of such individuals to the company's supplemental retirement plan in the amounts of $13,761, $1,421, $29,609 and $9,416, respectively.

(6)
Mr. Peterson joined the company in October 2003.

Option Grants During 2005

Individual Grants
Name	Number of Securities Underlying Options Granted(1)	Percentage of Total Options Granted to Employees in Fiscal Year		Exercise Price ($/Share)		Expiration Date	Grant Date Present Value(2)
James B. Ream	42,500 30,000	8.6 6.1	% %	$ $	11.24 8.99	April 1, 2012 May 11, 2012	$ $	239,700 135,300
Frederick S. Cromer	25,000 25,000	5.1 5.1	% %	$ $	11.24 8.99	April 1, 2012 May 11, 2012	$ $	141,000 112,750
Jerry E. Losness	20,000 25,000	4.1 5.1	% %	$ $	11.24 8.99	April 1, 2012 May 11, 2012	$ $	112,800 112,750
Scott R. Peterson	20,000 25,000	4.1 5.1	% %	$ $	11.24 8.99	April 1, 2012 May 11, 2012	$ $	112,800 112,750

(1)
Stock options bear strike prices equal to the closing price of the common stock on the date of grant and are scheduled to vest 25% on each anniversary of the grant date.

(2)
Present value is determined by using the Black-Scholes option pricing model. The material assumptions and adjustments incorporated into the Black-Scholes model in making such calculations include a weighted average risk-free interest rate of 3.9%, dividend yield of 0%, expected remaining life of the stock option grant of 7 years and expected volatility representing the annualized standard deviation of daily returns of our company and companies comparable to us of 55.0%. The ultimate values of the options will depend on the future market prices of the common stock. The actual value, if any, that an optionee will recognize upon exercise of an option will depend on the difference between the market value of the common stock on the date the option is exercised and the applicable exercise price.

Aggregated Option Exercises in 2005 and Year-End Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year-End
					Value of Unexercised In-the-Money Options at Fiscal Year-End(1)
Name	Shares Acquired on Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
James B. Ream	—	—	360,000	22,500	$—	$—
Frederick S. Cromer	—	—	166,250	18750	$—	$—
Jerry E. Losness	—	—	161,250	18,750	$—	$—
Scott R. Peterson	—	—	101,250	18,750	$—	$—

(1)
Determined based on the $8.09 closing price of our common stock on December 30, 2005.

Employment Agreements

        We have an employment agreement with Mr. Ream that provides for an annual base salary of $320,000, which may be adjusted from time to time by agreement of the parties, and participation in any cash bonus program maintained by us at or above the maximum level made available to any other executive. The agreement has a term of three years and automatically renews for additional three-year periods, unless notice of non-renewal is given by either party at least six months prior to the end of a term. The agreement also provides that if any payment or benefit Mr. Ream receives from us, whether pursuant to the employment agreement or otherwise, becomes subject to an excise or other special additional tax (including any interest, taxes or penalties imposed with respect to such taxes), we will make an additional gross-up payment to him to put him in the same after-tax position that he would have been had no such taxes been imposed.

        We may terminate the employment agreement upon Mr. Ream's death or incapacity, for cause or a material breach of the agreement or for any other reason determined by our board of directors. Mr. Ream may terminate his employment upon the assignment to him of duties materially inconsistent with the duties associated with his position, material diminution in the nature or scope of his authority, conduct by us that prevents him from performing his duties, our requiring him to be permanently based outside a major urban center in Texas, actions by us that materially adversely affect the corporate amenities enjoyed by him, our material breach of the agreement or any other reason in his sole discretion.

        If the employment agreement is not renewed at the end of a term, or Mr. Ream terminates his employment with us for any reason, or if we terminate the agreement for any reason other than for cause or Mr. Ream's breach thereof, he is entitled to flight and health and other welfare benefits for the remainder of his lifetime. Mr. Ream would also be entitled to immediate vesting of all stock options and shares of restricted stock and the ability to exercise any stock options for 30 days following the termination, a cash termination payment (as described below), outplacement services for a period of 12 months and payment of any amounts owed but unpaid under the terms of any of our plans or programs if his employment is terminated:

  •
  by our delivering written notice that the term of the agreement will not be automatically extended;

  •
  by us, unless his employment is terminated for cause, as a result of his material breach of the agreement which, if correctable, is not corrected within 30 days of notice, or his death or incapacity;

  •
  by him due to the assignment of duties materially inconsistent with the duties associated with his position or a material diminution in the nature or scope of his authority, responsibilities or title;

  •
  by him due to the occurrence of material conduct by us that prevents him from performing his duties and responsibilities;

  •
  by him as a result of our requiring him to be permanently based anywhere outside a major urban center in Texas;

  •
  by him as a result of action by us that materially adversely affects the corporate amenities enjoyed by him on the effective date of the agreement; or

  •
  by him as a result of a material breach of the agreement by us, which, if correctable, remains uncorrected for 30 days following notice of the breach.

        If Mr. Ream's employment is terminated by the company as a result of his death or incapacity, then all options and restricted shares will immediately vest and options will be exercisable for 30 days from termination or such longer period as provided under the terms of the awards.

        Any termination payment owed to Mr. Ream would equal the product of 225% of his base salary in effect immediately prior to his termination of employment and a fraction, the numerator of which is the number of months in the severance period and the denominator of which is 12. The severance period is two years, except in the case of a termination of employment that occurs within two years after a change in control of our company, in which case the severance period is three years.

        In connection with entering into his employment agreement, Mr. Ream has agreed that he will not, in any geographic area or market where we conduct business or have conducted business during the previous 12 months (other than serving as a director, officer, employee, consultant or advisor of a major mainline airline so long as his duties are principally related to the business of such airline other than the provision of regional airline services):

  •
  engage in the regional airline business in the United States;

  •
  render any advice or services to, or otherwise assist, any person engaged in any regional airline business in the United States; or

  •
  induce any of our employees to terminate his or her employment with us or hire or assist in the hiring of any such employee.

These noncompetition obligations will extend until the second anniversary of his termination of employment (or the third anniversary of such termination if he is entitled to a termination payment based on a severance period of three years).

        We have also entered into employment agreements with Messrs. Cromer, Losness and Peterson with rights and obligations substantially similar to those in our agreement with Mr. Ream. However, these agreements are at-will and may be terminated by the executive or by us at any time. They also differ from Mr. Ream's agreement in the following respects:

  •
  the base salaries are as follows—Mr. Cromer: $239,200, Mr. Losness: $207,000, Mr. Peterson: $193,200;

  •
  the severance period is limited to two years;

  •
  any termination payments would equal 200% of the sum of the executive's annual base salary and target bonus for the year of termination;

  •
  the agreements do not provide for early vesting of restricted stock or stock option awards;

  •
  post-termination health and other welfare benefits are limited to the severance period; and

  •
  no tax gross-up is provided in the event an excise tax would result from any payments to the executive in connection with a change of control or a termination; rather payments would be reduced until no such tax would be triggered.

Supplemental Retirement Plan

        We maintain a Supplemental Retirement Plan, a nonqualified, unfunded deferred compensation plan under which we provide retirement and termination benefits to certain management or highly compensated employees, including the executive officers named in the Summary Compensation Table. The plan was designed to compensate participants, based on applicable actuarial assumptions and the participant's age, for the benefits lost by no longer participating in Continental Airlines' pension plan. Under this plan, we maintain for each participant an account to which hypothetical contributions and interest amounts are credited. On the last day of each calendar year, we credit a hypothetical contribution to each participant's account equal to a specified percentage of the participant's base salary (including any portion of base salary deferred) and a hypothetical interest amount equal to 8% of the account balance as of the first day of such calendar year. The actual annual contributions credited for 2003, 2004 and 2005 have been included under the "All Other Compensation" column of the Summary Compensation Table. Our Human Resources Committee may, at any time on a prospective basis, change a participant's specified compensation percentage with respect to a calendar year and the rate of interest to be credited to a participant's account. The following table shows the percentage of the executives' base salaries deemed contributed to the plan annually and the aggregate account balances for each named executive officer as of December 31, 2005:

Name	Percentage of Base Salary Allocated Annually	Aggregate Account Balance
Mr. Ream	3.00%	$48,934
Mr. Cromer	0.50%	$4,825
Mr. Losness	11.75%	$103,616
Mr. Peterson	4.50%	$20,907

        Any amounts credited to a participant's account will be forfeited if such participant terminates employment for any reason other than death, disability or retirement prior to the fifth anniversary of such participant's first credited day of employment with us. A participant's account would be fully vested upon the termination of employment by reason of death, disability or retirement or the occurrence of a change of control. The amounts credited to a participant's account will be distributed in the form of a lump-sum payment as soon as reasonably practicable following the participant's termination or a change in control, as applicable.

Securities Authorized for Issuance under Equity Compensation Plans

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1) (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance (Excluding Securities Reflected in Column(a)) (c)
Plans approved by securityholders	1,872,000	$14.63	979,250
Plans not approved by securityholders	—	—	—

Total	1,872,000		979,250

(1)
Represents shares underlying options issued pursuant to our 2002 Stock Incentive Plan.

Performance Graph

        The following graph compares the cumulative total return on our common stock with the cumulative total returns (assuming reinvestment of dividends) on the American Stock Exchange Airline Industry Index, the Russell 2000 Index and the New York Stock Exchange Composite Index as if $100 were invested in our common stock and each of those indices on April 18, 2002.

	4/18/02	12/31/02	12/31/03	12/31/04	12/30/05
ExpressJet Holdings, Inc.	$100.00	$64.06	$93.75	$80.50	$50.56
American Stock Exchange Airline Industry Index	$100.00	$38.77	$61.33	$60.04	$54.40
Russell 2000 Index	$100.00	$73.87	$107.39	$125.65	$129.82
New York Stock Exchange Composite Index	$100.00	$79.75	$102.72	$115.64	$123.67

Executive Compensation Report of the Human Resources Committee

  General Compensation Strategy

        As described above, the Human Resources Committee of the board of directors has the authority to act on behalf of the board with respect to all matters relating to the employment of senior officers by ExpressJet and its subsidiaries, including approval of compensation, benefits, incentives and employment agreements. The committee is also charged with overseeing the company's general compensation structure and administering the company's bonus, incentive and other compensation plans when so directed by the board.

        The four key compensation policies of the committee are to:

  •
  provide total compensation packages capable of attracting, motivating and retaining employees of outstanding talent;

  •
  create total compensation that is competitive with other companies in our industry and in the marketplace;

  •
  focus on variable pay to incentivize improved performance; and

  •
  appropriately link compensation levels with the creation of stockholder value.

        In implementing our policies, we work closely with compensation consultants and legal advisers, which the committee has the sole power to retain and terminate, to ensure that the components of executives' pay packages are reasonable and are structured appropriately. In addition, we review tally sheets and other materials to confirm that the overall amount payable to executives, currently and in any termination scenario, is reasonable and not excessive.

        We attempt to structure executive compensation packages that are competitive. We use available marketplace compensation data for other U.S. airlines of comparable size, including Frontier Airlines, Mesa Airlines and SkyWest Airlines, which are included in the airline industry index shown in the performance graph above. However, since the company competes for executive talent with companies other than airlines, we also use data from non-airline companies with historical revenue comparable to the company's. The compensation components that we typically consider with our consultants are base salaries, annual incentive compensation and long-term incentive compensation. Additionally, we periodically review executive employment agreements and severance policies to ensure that our programs comply with current best practices in corporate governance.

        In addition to setting competitive base salaries, we seek to link executives' incentives to ExpressJet's performance through the company's:

  •
  Management Bonus Plan, which pays an annual cash bonus to executives and other key employees if the company achieves the financial target established each year by the committee; and

  •
  2002 Stock Incentive Plan (approved by stockholders at the 2003 annual meeting), pursuant to which we may award stock options and restricted stock.

        In determining 2005 compensation, we also considered section 162(m) of the Internal Revenue Code, which denies publicly held companies tax deductions, in certain circumstances, for annual compensation exceeding $1 million paid to their chief executive officer or any of their four other most highly compensated executives. No deduction is permitted for such compensation unless it is based on performance criteria established by a committee of outside directors and approved by a company's stockholders. The stock options awarded under our 2002 Stock Incentive Plan were designed to qualify as performance-based compensation under section 162(m). Neither the restricted stock nor the bonuses available under the Management Bonus Plan were so designed; however, it was not anticipated that any executive would receive compensation exceeding $1 million that was not performance-based. Therefore, we believe that all compensation paid or awarded in 2005 will be deductible by the company. The committee has the authority to approve compensation or changes to plans, programs or awards in the future that could cause the compensation or awards not to qualify for tax deductions under section 162(m).

        Base Salaries.    In light of the current state of the airline industry, and the challenges facing regional carriers in particular, we believe it is essential for the company to offer executive salaries within a competitive market range both to attract and to retain highly talented executives. In establishing base salaries, we consider:

  •
  the nature and level of the applicable executive positions;

  •
  the labor markets from which qualified individuals are recruited;

  •
  the companies and industries competing for our executives; and

  •
  the performance of individual executives over time.

Salary adjustments are based on competitive market salaries and general levels of market increases in salaries, individual performance, overall financial results and changes in job duties and responsibilities.

        Incentive Compensation.    We believe that appropriate base salaries must be coupled with incentives that not only help attract and retain qualified employees, but reward them for improved performance. The Management Bonus Plan was designed to provide incentives to management to surpass the operating performance goal set by the committee each year. In addition, we seek to link compensation to the performance of the company's common stock to align employees' interests with those of stockholders. We use stock-based awards under the 2002 Stock Incentive Plan not only to enhance the performance of the company's executive officers and other key employees in a manner consistent with stockholders' interests, but also as a tool to retain management in the face of employment opportunities and recruiting efforts from other companies. In 2003, stockholders also approved an employee stock purchase plan designed to encourage all of the company's employees to identify their interests with those of stockholders and to enhance the company's performance. Together with profit sharing and on-time arrival bonuses (for which participants in the Management Bonus Plan are not eligible), we believe that incentives play a significant part in ExpressJet's industry-leading operational performance.

2005 Executive Compensation

        In 2005, we concluded a comprehensive review of the company's executive compensation that we began in 2004. In 2004, the committee had determined that the base salaries of some of our executives other than Mr. Ream, and the overall compensation of all of our executives, were below the industry average. However, as the committee sought to address these concerns, the airline industry continued to deteriorate, and major carriers began to seek economic concessions from their regional partners. Our challenge was to retain executive talent, while providing incentives to enhance stockholder return in an unstable and unpredictable industry environment.

        In 2005, we made two fundamental changes in executive compensation. First, effective April 1, the committee implemented certain incentive-based compensation adjustments in order to shift a greater portion of our executives' compensation to equity-based variable remuneration. Mr. Ream's base salary was reduced by 20%, and the base salaries of the other executive officers were reduced by 8%. In connection with these reductions in base salary, each of the executives received a grant of stock options and restricted stock. The options have an exercise price equal to the fair market value of the company's common stock on the date of grant, bear seven-year terms, and were scheduled to vest in 25% annual installments beginning April 1, 2006. The restricted stock is scheduled to begin vesting on the same date in 33 1/3% annual installments. (The vesting of the options, which were (and continue to be) significantly out of the money, was accelerated in November 2005 in anticipation of the company's January 2006 adoption of Statement of Financial Accounting Standards 123R.)

        Second, the committee determined with its consultants and advisers that the employment agreements of the executives other than Mr. Ream lacked termination and other provisions typical in executive employment agreements. Consequently, in March 2005, we amended the employment agreements of those executives. Their employment remains at-will and the amendments restrict their ability to engage in competitive businesses or take certain other actions during the two years following our termination of their employment. The amendments enhanced certain termination benefits of the executives, but also require that any payments to an executive be reduced as necessary to be fully deductible in accordance with Section 280G of the Internal Revenue Code. The agreements are described earlier in this proxy statement.

        Base Salaries.    As discussed above, we reduced the base salaries of our executive officers in 2005, which was consistent with actions taken by other companies in the airline industry—even though we had raised their salaries (other than Mr. Ream's) in 2004 after we had determined that they were below the industry average. Our review in 2004 had also demonstrated that the company's longer-term incentives were below market average, and total direct compensation was below average market levels. Consequently, while we felt constrained by market dynamics to reduce executive salaries, we worked closely with our consultants to reasonably enhance incentive pay to retain and encourage management.

        Cash Incentives.    Under the Management Bonus Plan, executives and other key employees receive an annual cash bonus targeted at 20-60% of base salary, depending on the participant's level of responsibility, if actual operating income is at least 90% of the goal approved by the committee. Payment is made on a sliding scale of 90-110% of the target bonus based on the company's financial performance in relation to the target operating income. The company exceeded its goal for 2005, and the participants in the plan received the maximum bonuses—110% of their target bonuses—available under the plan (i.e., 22-66% of their base salaries).

        Equity Incentives.    The committee noted the trend toward the increasing use of restricted stock in providing long-term incentives to employees and directors, with less emphasis on stock options. In 2004, we determined that restricted stock would potentially be less dilutive than stock options and would better align the interests of directors and officers with those of stockholders. We also observed that the company's equity awards to executives were well below the market average and the company's industry peers. As a result of our review and consistent with our compensation strategy, we awarded a combination of stock options and restricted stock during both 2004 and 2005 to officers and other key employees. The options bore seven-year terms and were scheduled to vest ratably over four years. As discussed above, the board of directors determined to accelerate the vesting of out-of-the-money stock options with exercise prices in excess of $11.00 per share in November 2005 in anticipation of the company's January 2006 adoption of Statement of Financial Accounting Standards 123R. The board also extended the term of some of the company's older options that had five-year terms to be consistent with the company's other seven-year options (including an option to purchase 250,000 shares held by Mr. Ream, and options to purchase 90,000 shares held by each of Messrs. Cromer and Losness). Restricted stock awarded in 2005 is scheduled to vest ratably over four years, with the exception of shares awarded in connection with salary reductions which are scheduled to vest ratably over a three-year period.

        CEO Compensation in 2005.    As detailed above, Mr. Ream's compensation is comprised of three main components:

  •
  Base Salary, which was reduced 20%, from $400,000 to $320,000, effective April 1, 2005. (It had been unchanged since the time of the company's initial public offering in 2002.) Although the committee was very pleased with Mr. Ream's performance when it compared the company's performance to those of other companies in its industry, his base salary was reduced in 2005 because of industry conditions.

  •
  Cash Incentive, which is targeted for Mr. Ream as 60% of his base salary. Since the company exceeded its 2005 target operating income by more than 10%, Mr. Ream received 110% of his target bonus or 66% of his base salary.

  •
  Equity Incentive, Mr. Ream received a normal annual award of 10,000 shares of restricted stock and an option to purchase 30,000 shares of common stock. In addition, in connection with the 20% reduction of his base salary, he received a one-time grant of 12,500 shares of restricted stock and an option to purchase 42,500 shares of common stock. The options and restricted stock were subject to the same terms and conditions as those awarded to the other executives.

2006 Executive Compensation Item

        On January 31, 2006, the committee approved the ExpressJet Holdings, Inc. Long Term Incentive Plan. Under the Long Term Incentive Plan, certain senior and other management employees, including executive officers, of the company and its subsidiaries may receive bonus awards in the form of cash, restricted shares of the company's common stock or a combination of both. The plan provides that any shares of restricted stock issued pursuant to these bonus awards will be issued under the company's 2002 Stock Incentive Plan, which was previously approved by stockholders. On February 21, 2006, the committee made awards under the company's Long Term Incentive Plan to certain management employees of the company, including the company's executive officers. Pursuant to his award, Mr. Ream will be entitled to a cash bonus payable at the end of 2006 equal to $280,000, provided he remains employed by the company through the end of the year. The committee worked closely with its consultants and advisers in establishing this plan, and believes that the amounts payable under the plan comprise a reasonable addition to the executive officers' compensation packages.

                      Respectfully submitted,

                      Human Resources Committee

                      Janet M. Clarke, Chair
                      Kim A. Fadel

Compensation Committee Interlocks and Insider Participation

        As described above, the Human Resources Committee of the board of directors is composed of Ms. Clarke and Mr. Fadel, each of whom has been determined by the board to be independent. Neither of these directors is or has been in the past an officer or employee of the company or any of its subsidiaries and none has any interlocking or other relationship with the company or its management requiring disclosure.

Certain Relationships and Related Transactions

        Continental Airlines currently holds 8.6% of our common stock. After Continental's ownership of our common stock fell below 10% in April 2005, we redeemed the sole share of our Special Voting Preferred Stock, which was held by Continental. The redemption terminated Continental's right to elect a director to our board of directors. Our capacity purchase agreement provided Continental the right to nominate a director to our board, but Continental relinquished this right in October 2005.

        As of December 31, 2005, we had $17.5 million of indebtedness outstanding under a note payable to Continental, an amount equal to approximately 3% of our total consolidated assets. During 2005, we made payments of principal and interest on the note in the aggregate amount of $84.7 million. We paid off the remaining principal on this note, together with all accrued interest, on March 31, 2006, a payment totaling $17.8 million.

        We derived substantially all of our revenue in 2005, and currently expect to derive substantially all of our revenue in 2006, from payments for services we provide under our capacity purchase agreement with Continental, which is described below. Our total revenue for the year ended December 31, 2005 was $1.6 billion, an amount equal to approximately 13.9% of Continental's consolidated gross operating revenues for 2005.

        Under the capacity purchase agreement, Continental purchases all of our capacity and pays us specified rates per scheduled block hour for our aircraft together with certain incentive payments and reimbursements. Continental controls scheduling, ticket prices and seat inventories with respect to our operations, performs all sales and ticketing functions for us, and receives cash directly for the sale of our tickets. In connection with the capacity purchase agreement, we have also entered into various aircraft leases and subleases, a master facility and ground handling agreement, an administrative support and information services agreement and a fuel purchasing agreement with Continental.

        We currently lease or sublease all of our aircraft under long-term operating leases from Continental. We also lease or sublease, under various operating leases, substantially all of our ground facilities, including facilities at public airports, from Continental. Our total operating lease expense related to leases with Continental was approximately $290.4 million in 2005.

        Continental provides various services to us and charges us the rates specified in the capacity purchase agreement. In 2005, such charges included $75.3 million related to customer services such as ground handling, $8.7 million for other services including technology, transaction processing, treasury and risk management services, and $210.4 million for fuel and fuel taxes under our fuel agreement with Continental.

        In accordance with our tax agreement with Continental, to the extent we generate taxable income sufficient to realize additional tax deductions, we are required to pay Continental a percentage of the amount of tax savings actually realized, excluding the effect of any loss carrybacks. We are required to pay Continental 100% of the first third of the anticipated tax benefit, 90% of the second third, and 80% of the last third. However, if the tax benefits are not realized by the end of 2018, we will be obligated to pay Continental 100% of any benefit realized after that date. The net payment we made to Continental during 2005 under the tax agreement was approximately $25.3 million.

        We have entered into various agreements for purposes of governing our ongoing relationship with Continental. These agreements include provisions relating to our employee benefit obligations, including flight travel benefits for employees of ExpressJet and Continental, the registration of the shares of our common stock held by Continental and the allocation of federal, state and local tax liabilities between us and Continental. All of these agreements, as well as the capacity purchase agreement and related operating agreements and leases described above, were made in the context of a parent-subsidiary relationship in which we were not separately advised by legal or financial advisors, and their terms may be more or less favorable to us than if they had been negotiated with unaffiliated third parties.

Report of the Audit Committee

        The Audit Committee is comprised of three non-employee members of the board of directors. The board has reviewed any relationships that members of the Audit Committee may have with the company and its management, as well as their background and qualifications. The board has determined that the members of the committee are independent and financially literate and that

Mr. Wallman qualifies as an audit committee financial expert, in each case, as those concepts are defined under applicable rules of the SEC and/or the NYSE.

        The committee has a written charter that is available on the company's website at www.expressjet.com. The committee reviews the charter annually and reports to the board on its adequacy in light of applicable NYSE and SEC rules. The board has adopted the charter, consistent with those rules, and the company furnishes a written affirmation to the NYSE each year relating to the matters addressed in the foregoing paragraph and to the adequacy of the committee's charter.

        As required by its charter, the committee has:

    (a)
    reviewed and discussed with management and the company's independent registered auditors the audited financial statements of the company as of and for the three years ended December 31, 2005, and the audit of internal controls over financial reporting as of December 31, 2005, included in the company's annual report on Form 10-K for the year ended December 31, 2005;

    (b)
    reviewed and discussed with the independent registered auditors the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees";

    (c)
    received from the independent registered auditors the written disclosures and the letter delineating all relationships between such auditors and the company and the other matters required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees";

    (d)
    reviewed and discussed with the independent registered auditors their independence; and

    (e)
    recommended to the board, based on the foregoing reviews and discussions, that the audited financial statements be included in the company's annual report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.

        Throughout the year, the committee meets with various employees and has access to all of the company's employees. In addition to meeting with the independent registered auditors, who are appointed by and report directly to the committee, the committee is authorized to and may from time to time retain outside legal, accounting or other advisors if it deems it necessary.

        During the last year, the committee discussed with the company's internal and independent registered auditors the overall scope and plans for their respective audits, the results of their examinations, their evaluations of the company's internal controls, and the overall quality of the company's financial reporting. In addition, the committee reviewed with the independent registered auditors their judgment as to the quality, and not just the acceptability, of the company's accounting policies, and determined that the non-audit services provided by the independent registered auditors to the company are compatible with maintaining the independence of the independent registered auditors.

        Although the committee is charged with overseeing the company's accounting and financial reporting processes and the audit of its financial statements, the charter makes clear that it is not the duty of the committee to plan or conduct audits or to determine that the company's financial statements are complete, accurate and in accordance with generally accepted accounting principles. Management is responsible for the company's financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent registered auditors are responsible for expressing an opinion on those financial statements and opinions on management's assessment of internal control and the effectiveness of internal controls over financial reporting.

        We have relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States. We have also relied on the representations of the independent registered auditors in their report on the company's financial statements. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our reviews and discussions with management and the independent registered auditors do not assure that the company's financial statements are presented in accordance with generally accepted accounting principles or that the audit of the company's financial statements has been carried out in accordance with standards promulgated by the Public Company Accounting Oversight Board.

                      Respectfully submitted,

                      Audit Committee

                      Richard F. Wallman, Chairman
                      George R. Bravante, Jr.
                      Janet M. Clarke

Code of Ethics

        ExpressJet's board has approved the "Principles of Conduct", which are applicable to all directors, officers and employees of the company, including the principal executive officer, the principal financial officer and the principal accounting officer. The Principles of Conduct are available on our website at www.expressjet.com and in print without charge to any stockholder who sends a written request to the company's Secretary at our principal executive offices. The company intends to post any amendments to or waivers of this code for its directors and executive officers, including its principal executive officer, principal financial officer and principal accounting officer, at this location on its website.

Proposal 1:

ELECTION OF DIRECTORS

        It is the intention of the persons named in the enclosed form of proxy, unless otherwise instructed, to vote duly executed proxies for the election of the nominees for director listed below. Pursuant to our bylaws, directors will be elected by a plurality of the votes duly cast at the Meeting. We do not expect the nominees to be unavailable to serve for any reason, but if that should occur before the Meeting, we anticipate that proxies will be voted for other nominees to be selected by the board of directors.

General

        Our board of directors currently consists of six persons, two Class I directors with terms expiring at the 2008 annual meeting of stockholders, three Class II directors with terms expiring at the Meeting, and one Class III director with a term expiring at the 2007 annual meeting of stockholders. We currently have a vacancy in Class III resulting from the March 29, 2006 resignation of one of our directors. The Nominating and Corporate Governance Committee is reviewing potential candidates to fill this vacancy. There is no family relationship between the nominees for director and any other director or executive officer.

        At the Meeting, stockholders will vote for the nominees for Class II director listed below. The terms of the Class II directors elected at the Meeting will continue until the annual meeting of stockholders in 2009 or until their respective successors have been duly elected and have qualified. The following table shows (i) the nominees' names and ages, (ii) the period for which each has served as a director, (iii) all positions and offices with ExpressJet currently held by the nominees and their principal occupations and business experience during the last five years, (iv) other directorships held by the nominees and (v) the standing committees of the board of directors on which they serve.

Nominees to Serve Three-Year Terms Expiring at the 2009 Annual Meeting (Class II Directors)

Name, Age, Position and Committee Memberships	Term of Office and Business Experience
GEORGE R. BRAVANTE, JR., age 47, Chairman of the Board (Executive Committee; Nominating and Corporate Governance Committee)	Mr. Bravante has been a director since July 2004. He is the founder and General Partner of Bravante—Curci Investors, LP, a merchant bank focusing on real estate investments in California. He has held this position since 1996. Mr. Bravante was originally appointed to our board by Continental Airlines as the holder of preferred stock then outstanding. Following the reduction in Continental's shareholdings and the number of directors it was entitled to designate to our board, he was nominated by our Nominating and Corporate Governance Committee to fill the resulting vacancy.
JANET M. CLARKE, age 53, Director (Audit Committee; Human Resources Committee, Chair)
Ms. Clarke has been a director since May 2002. Ms. Clarke is the founder of Clarke Littlefield LLC (a marketing technologies advisory firm) and has served as its President since June 2003 and from 2001 to 2002. She was the Chief Marketing Officer of DealerTrack, Inc. (September 2002 to June 2003); Executive Vice President of Young & Rubicam Inc. and Chairman and CEO of its KnowledgeBase Marketing subsidiary (2000 to 2001). Ms. Clarke is also a director of Asbury Automotive Group, Inc., eFunds Corporation and Gateway, Inc.
RICHARD F. WALLMAN, age 54, Director (Audit Committee, Chair; Executive Committee; Nominating and Corporate Governance Committee)
Mr. Wallman has been a director since January 2004. He retired in July 2003, having served as Senior Vice President and Chief Financial Officer of Honeywell International Inc., and its predecessor, Allied Signal, Inc., since March 1995. Mr. Wallman is also a director of Ariba, Inc., Avaya Inc., Hayes Lemmerz International, Inc. and Lear Corporation. Mr. Wallman was originally recommended to our Nominating and Corporate Governance Committee by one of our non-management directors. The committee subsequently nominated him for election by the board to fill a vacancy on the board at that time.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES NAMED ABOVE, WHICH IS DESIGNATED AS PROPOSAL NO. 1 ON THE ENCLOSED PROXY.

Continuing Directors

        The following describes current directors of the company whose terms will continue after the Meeting.

Directors Serving a Term Expiring at the 2008 Annual Meeting (Class I Directors)

Name, Age, Position and Committee Memberships	Term of Office and Business Experience
JAMES B. REAM, age 50, President, Chief Executive Officer and Director (Executive Committee)	Mr. Ream has been Chief Executive Officer since July 2001 and has been President and a director since October 1999. He joined Continental Airlines in 1994 as Vice President—Finance, responsible for accounting, financial planning and analysis. Mr. Ream was President and Chief Operating Officer from 1996 to 1998 of Continental Micronesia, Inc. and Senior Vice President—Asia for Continental Airlines from 1998 to 1999. Prior to joining Continental, he held various positions within the finance department of American Airlines, Inc.
RICHARD REITZ, age 58, Director
Mr. Reitz has been a director since July 2004. He is a co-founder and partner of Inside Out-Culture to Customer, a consulting company, which began in April 2003. From 1995 to 1997, he was Vice President of Global Airline Sales at Electronic Data Systems, an information technology services company. After retiring from EDS, he was involved with personal aviation and the provision of charity flights, which activities continue. Mr. Reitz served for eight years as a pilot for the United States Navy and was also a pilot with Braniff Airlines.

Director Serving a Term Expiring at the 2007 Annual Meeting (Class III Director)

Name, Age, Position and Committee Memberships	Term of Office and Business Experience
KIM A. FADEL, age 53, Director (Nominating and Corporate Governance Committee, Chair)	Mr. Fadel has been a director since May 2002. He is currently Chief Counsel—Small Business Services for BellSouth Corporation, having held that position since 2000.

Proposal 2:

RATIFICATION OF APPOINTMENT
OF INDEPENDENT AUDITORS

        The Audit Committee of the board of directors desires to continue to engage the services of Ernst & Young LLP for the fiscal year ending December 31, 2006. Accordingly, the Audit Committee has reappointed Ernst & Young to audit the financial statements of ExpressJet and its subsidiaries for fiscal 2006 and report on those financial statements. Stockholders are being asked to vote upon the ratification of the appointment. If stockholders do not ratify the appointment of Ernst & Young, the Audit Committee will reconsider their appointment. Fees paid to Ernst & Young during the last two years were as follows:

        Audit Fees.    Ernst & Young's fees billed for professional services rendered for (i) the audit of the company's consolidated financial statements included in our annual report on Form 10-K and management's assessment of the effectiveness of its internal control over financial reporting in compliance with the Sarbanes-Oxley Act, (ii) reviews of the financial statements included in our quarterly reports on Form 10-Q and (iii) services associated with SEC registration statements, periodic reports and other documents filed with the SEC or issued in connection with securities offerings (such as comfort letters and consents) during 2005 and 2004 were $861,500 and $667,800, respectively.

        Audit-Related Fees.    No audit-related fees were incurred during 2005 or 2004.

        Tax Fees.    Tax fees billed by Ernst & Young during 2005 and 2004 totaled $19,112 and $52,920, respectively, for tax planning, review of federal, state, local and international income, franchise and other tax returns and miscellaneous tax related services.

        All Other Fees.    All other fees billed by Ernst & Young during 2005 and 2004 were $1,883 and $2,029, respectively, to purchase the right to use its accounting and research tool.

        The Audit Committee has considered whether the provision of the non-audit services described above is compatible with maintaining the independent auditor's independence, and determined that such non-audit services are compatible with the independence of Ernst & Young. The Audit Committee is required by its charter to approve all services to be provided to the company by the independent auditors. This includes the pre-approval of (i) all audit services and (ii) any significant (i.e., not de minimis) non-audit services. The Audit Committee has delegated to its chairman, the authority to pre-approve certain of these services, which services are then presented to the full committee at its next regular meeting. All of the 2005 and 2004 fees discussed above were pre-approved pursuant to these procedures.

        Representatives of Ernst & Young will be present at the Meeting and will be available to respond to appropriate questions and make a statement should they so desire.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS, WHICH IS DESIGNATED AS PROPOSAL NO. 2 ON THE ENCLOSED PROXY.

OTHER MATTERS

        We have not received notice as required under our bylaws of any other matters to be proposed at the Meeting. Consequently, the only matters to be acted on at the Meeting are those described in this proxy statement, along with any necessary procedural matters related to the Meeting. As to procedural matters, or any other matters that are determined to be properly brought before the Meeting calling for a vote of the stockholders, it is the intention of the persons named in the accompanying proxy, unless otherwise directed in that proxy, to vote on those matters in accordance with their best judgment.

Section 16(a) Beneficial Ownership Reporting Compliance

        Each director, executive officer (and, for a specified period, certain former directors and executive officers) and each holder of more than ten percent of a class of our equity securities is required to report to the SEC his or her pertinent position or relationship, as well as transactions in those securities, by specified dates. Based solely upon a review of reports on Forms 3 and 4 (including any amendments) furnished to us during our most recent fiscal year and reports on Form 5 (including any amendments) furnished to us with respect to our most recent fiscal year, and written representations from officers and directors that no Form 5 was required, we believe that all filings applicable to our officers, directors and beneficial owners required by Section 16(a) of the Exchange Act were filed on a timely basis during 2005, except that the Continental Retirement Plan Trust failed to timely file three reports on Form 4 relating to nine sales of the Company's common stock. Each of the reports was subsequently filed.

2007 Annual Meeting

        Any stockholder who wants to present a proposal at the 2007 annual meeting of stockholders and to have that proposal set forth in the proxy statement and form of proxy mailed in conjunction with that annual meeting must submit the proposal in writing to the Secretary of the company at our principal executive offices by December 6, 2006 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

        Our bylaws require that for nominations of persons for election to the board of directors or the proposal of business not included in our notice of the meeting to be considered by the stockholders at an annual meeting, a stockholder must give timely written notice thereof. To be timely for the 2007 annual meeting of stockholders, that notice must be delivered to the Secretary of the company at our principal executive offices not less than 45 days and not more than 75 days prior to April 5, 2007. However, if the 2007 annual meeting of stockholders is advanced by more than 30 days, or delayed by more than 30 days, from May 3, 2007, then the notice must be delivered not later than the close of business on the later of (a) the ninetieth day prior to the 2007 annual meeting or (b) the tenth day following the day on which public announcement of the date of the 2007 annual meeting is first made. The notice must contain and be accompanied by certain information as specified in the bylaws. We recommend that any stockholder desiring to make a nomination or submit a proposal for consideration obtain a copy of our bylaws, which are available on our website at www.expressjet.com or may be obtained without charge from the Secretary of the company upon written request addressed to the Secretary at our principal executive offices.

        EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE BY INTERNET OR TELEPHONE AS DESCRIBED ABOVE IN THE PROXY STATEMENT, OR SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY.

        You can view our Annual Report on Form 10-K for the year ended December 31, 2005, including exhibits, or fill out our online request to get a copy of the 10-K (excluding exhibits) by mail, free of charge, by visiting Investor Relations at www.expressjet.com or sending your request to Investor Relations, 1600 Smith Street, HQSCE, Houston, TX 77002. We will furnish to interested security holders a copy of any exhibit to the 10-K, if requested in writing and accompanied by payment of reasonable fees relating to our furnishing the exhibit. Requests for copies should be addressed to the company's Secretary at the company's headquarters at 1600 Smith Street, HQSCE, Houston, Texas 77002.

Householding of Annual Meeting Materials

        SEC rules regarding the delivery of proxy statements and annual reports permit us, in specified circumstances, to deliver a single set of these reports to any address at which two or more stockholders reside. This method of delivery, often referred to as "householding," will reduce the amount of duplicative information that security holders receive and lower printing and mailing costs for us. Each stockholder will continue to receive a separate proxy card.

        We have delivered only one proxy statement and annual report to eligible stockholders who share an address, unless we received contrary instructions from any such stockholder prior to the mailing date. If a stockholder prefers to receive separate copies of our proxy statement or annual report, either now or in the future, we will promptly deliver, upon written or oral request, a separate copy of the proxy statement or annual report, as requested, to any stockholder at the shared address to which a single copy was delivered. Such requests should be communicated to our transfer agent, Mellon Investor Services LLC, either by sending a request in writing to 480 Washington Boulevard, Jersey City, NJ 07310, or by calling 1-888-852-0370.

        If you are currently a stockholder sharing an address with another stockholder and wish to have only one proxy statement and annual report delivered to the household in the future, please contact Mellon Investor Services LLC at the address or telephone number indicated above.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE
		FOR nominees listed to the left (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for nominees listed to the left			FOR	AGAINST	ABSTAIN
1.	To elect three Class II directors to serve terms expiring at the 2009 annual stockholders meeting.	☐	☐	2.	To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the company and its subsidiaries for 2006	☐	☐	☐
	01 George R. Bravante, Jr. 02 Janet M. Clarke 03 Richard F. Wallman				Please mark this box ONLY if stock owned of record or beneficially by you is owned or controlled by persons who are not U.S. citizens (as defined in the proxy statement).			☐
					Please disregard the following if you have previously provided your consent decision.
(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name on the line below.)
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Signature	Signature	Date
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time on May 2, 2006.

Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/xjt		Telephone 1-866-540-5760		Mail
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the internet at www.expressjet.com

EXPRESSJET HOLDINGS, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
May 3, 2006
This Proxy is Solicited on Behalf of the Board of Directors

        The undersigned hereby authorizes James B. Ream and Scott R. Peterson, and each of them, with full power of substitution, to represent and vote the stock of the undersigned in ExpressJet Holdings, Inc. as directed and, in their sole discretion, on all other matters that may properly come before the Annual Meeting of Stockholders to be held on May 3, 2006, and at any adjournment or postponement thereof, as if the undersigned were present and voting thereat. The undersigned acknowledges receipt of the notice of annual meeting and proxy statement with respect to such annual meeting and certifies that, to the knowledge of the undersigned, all equity securities of ExpressJet Holdings, Inc. owned of record or beneficially by the undersigned are owned and controlled only by U.S. citizens (as defined in the proxy statement), except as indicated on the reverse side hereof.

        Whether or not you expect to attend the annual meeting, please vote your shares. As explained on the other side of this proxy, you may vote by Internet or by telephone, or you may execute and return this proxy, which may be revoked at any time prior to its use.

        This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTORS NAMED ON THE OTHER SIDE OF THIS PROXY (PROPOSAL 1), AND "FOR" THE RATIFICATION OF INDEPENDENT AUDITORS (PROPOSAL 2).

(Continued and to be signed on other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

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